Exhibit (m)

FIRST EAGLE VARIABLE FUNDS

RULE 12b-l DISTRIBUTION SERVICE
PLAN AND AGREEMENT

This Rule 12b-1 DISTRIBUTION PLAN AND AGREEMENT, is entered into as of April 3, 2025 between First Eagle Variable Funds, a Delaware statutory trust (the “Trust”), and FEF Distributors, LLC, a Delaware limited liability company (“FEF Distributors”), and shall become effective upon the consummation of the change of ownership of First Eagle Holdings, Inc. (“FE Holdings”), parent company of FEF Distributors.

Whereas, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Trust currently offers shares of one portfolio: First Eagle Overseas Variable Fund (referred to herein as the “Fund”) and FEF Distributors acts as the principal underwriter of the Trust pursuant to an Underwriting Agreement dated as of the date hereof;

Whereas, shares of the Fund may from time to time be offered to life insurance companies (each, a “Participating Insurance Company”) for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as “Variable Contracts”);

Whereas, the Rule 12b-1 Distribution Service Plan and Agreement entered into as of December 1, 2015 between First Eagle Funds and FEF Distributors will, to the extent it is deemed an agreement implementing a plan of distribution, terminate automatically due to the event of its assignment (as defined in the 1940 Act) from the prospective change of ownership of FE Holdings;

Whereas, as permitted by Rule 12b-1 (the “Rule”) under the 1940 Act, the Trust desires to continue the Distribution and Service Plan and Agreement (the “Plan”), notwithstanding that assignment, pursuant to which the Fund may make certain payments to FEF Distributors for expenses incurred in connection with the distribution and service of the shares of the Fund and the Trust’s Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit each of the Fund and its shareholders and variable contract owners.

Accordingly, the Trust hereby adopts this Plan, and the parties hereto enter into this Plan, on the following terms and conditions:

1. The Fund shall pay FEF Distributors a distribution-related fee on the first business day of each quarter for remittance to a Participating Insurance Company, in order to pay or reimburse such Participating Insurance Company for Distribution Expenses (as defined below) incurred or paid (as the case may be) by such Participating Insurance Company and approved by the Fund’s Board of Trustees in the manner provided under paragraph 12 hereof based upon the average daily value of the Fund’s net assets (as determined on each business day at the time set forth in the Fund’s currently effective Prospectus for determining net asset value per share) attributable to the Fund’s shares during the preceding quarter and shall be calculated at an annual rate of 0.25%. For purposes of calculating such quarterly fee, the value of the Fund’s net assets shall be computed in the manner specified in the Fund’s currently effective Prospectus and Statement of Additional Information for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of shares of the Fund. For purposes of this Plan, a “business day” is any day the New York Stock Exchange is open for trading.

2. Expenses payable pursuant to this Plan (“Distribution Expenses”) may include, but not necessarily be limited to, the costs:

(a) of the printing and mailing of the Fund’s Prospectuses, Statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Contract owners;

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(b) relating to the development, preparation, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund and including materials intended for use with a Participating Insurance Company, or for broker-dealer only use or retail use;

(c) of holding seminars and sales meetings designed to promote the distribution of Fund shares;

(d) of obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

(e) of training sales personnel regarding the Fund;

(f) of compensating sales personnel in connection with allocation of cash values and premiums of the Variable Contracts to the Fund;

(g) relating to personal service and/or maintenance of Variable Contract owner accounts with respect to Fund shares attributable to such accounts; and

(h) of financing any other activity that the Fund’s Board of Trustees determines is primarily intended to result in the sale of shares of the Fund.

3. All other agreements relating to the implementation of this Plan (the “related agreements”) shall be in writing, and such agreements shall be subject to termination, without penalty, on not more than sixty days’ written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and (b) of paragraph 7 hereof.

4. This Plan, together with any related agreements, has been approved by a vote of the Board of Trustees of the Trust and of the directors who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such plan or agreements.

5. This Plan and any related agreements shall continue in effect with respect to the Fund for a period of more than one year from the date of their commencement, adoption or execution only so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust, including a majority of Independent Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan and any related agreements.

6. This Plan may be amended at any time with respect to the Fund with the approval of a majority of the Board of Trustees of the Trust, provided that (a) any material amendment of this Plan must be approved by the Trust’s Board of Trustees in accordance with procedures set forth in paragraph 4 hereof and (b) any amendment to increase materially the amount to be expended by the Fund pursuant to this Plan must also be approved by the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of the Fund (as defined in the 1940 Act).

7. This Plan may be terminated with respect to a class or the Fund at any time, without the payment of any penalty, by (a) the vote of a majority of the Board of Trustees of the Trust, (b) the vote of a majority of the Independent Trustees or (c) the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of the Fund (as defined in the 1940 Act).

8. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

9. To the extent that this Plan constitutes a plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of the Fund’s assets in the amounts and for the

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purposes set forth herein, notwithstanding the occurrence of the Plan’s assignment (as defined in the 1940 Act). To the extent this Plan concurrently constitutes an agreement relating to the implementation of the plan of distribution, it shall terminate automatically in the event of its assignment, and the Fund may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Trustees of the Trust in accordance with the procedures set forth in paragraph 4 hereof and (b) if the obligations of FEF Distributors under this Plan are to be performed by any organization other than FEF Distributors, upon such organization’s adoption and assumption in writing of all provisions of this plan as a party hereto.

10. FEF Distributors shall give the Trust the benefit of FEF Distributors’ best judgment and efforts in rendering services under this Plan. As an inducement to FEF Distributors’ undertaking to render these services, the Trust agrees that FEF Distributors shall not be liable under this Plan for any mistakes in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect FEF Distributors against any liability to the Trust or its stockholders to which FEF Distributors would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of FEF Distributors’ duties under this Plan or by reason of FEF Distributors’ reckless disregard of its obligations and duties hereunder.

11. FEF Distributors may also make payments out of its own funds for costs and expenses associated with the distribution and sale of the Fund’s shares, including payments to the persons and for the purposes set forth in paragraph 2 hereof.

12. FEF Distributors shall prepare and furnish to the Trust’s Board of Trustees, and the Trust’s Board of Trustees shall review at least quarterly, a written report setting forth all amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

13. The Trust shall preserve copies of this Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

FIRST EAGLE VARIABLE FUNDS

By	/s/ Sheelyn Michael
Name: Sheelyn Michael
Title: Secretary

FEF DISTRIBUTORS, LLC

By	/s/ Frank Riccio
Name: Frank Riccio
Title: Senior Vice President
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